EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Shareholders of
Motorsports Emporium, Inc.
16055 N. Dial Boulevard, Suite 5
Scottsdale, AZ  85260

We hereby consent to the incorporation by reference in this Registration Statement of Motorsports Emporium, Inc. on Form S-8, of our report dated March 25, 2005, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of Motorsports Emporium, Inc. for the year ended December 31, 2004, and to all references to our firm included in this Registration Statement.


/s/ HJ & Associates, LLC
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HJ & Associates, LLC
Salt Lake City, Utah
January 23, 2006